SHAREHOLDER
MEETING

In November 2002, the Board of Trustees adopted several amendments to the Fund's by-laws, including provisions relating to the calling of a special meeting and requiring advance notice of shareholder proposals or nominees for Trustee. The advance notice provisions in the by-laws require shareholders to notify the Fund in writing of any proposal which they intend to present at an annual meeting of shareholders, including any nominations for Trustee, between 90 and 120 days prior to the first anniversary of the mailing date of the notice from the prior year's annual meeting of shareholders. The notification must be in the form prescribed by the by-laws. The advance notice provisions provide the Fund and its Trustees with the opportunity to thoughtfully consider and address the matters proposed before the Fund prepares and mails its proxy statement to shareholders. Other amendments set forth the procedures that must be followed in order for a shareholder to call a special meeting of shareholders. Please contact the Secretary of the Fund for additional information about the advance notice requirements or the other amendments to the by-laws.


On March 20, 2003, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

Proxies covering 6,868,262 shares of beneficial interest were voted at the meeting.

The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:
                                                                     WITHHELD
                                      FOR                           AUTHORITY
Maureen Ford Goldfarb                  6,788,023                     79,814
Charles L. Ladner                      6,779,102                     88,735
Dr. John Moore                         6,781,544                     86,293

The preferred shareholders elected Ronald Dion to serve until his respective successor is duly elected and qualified, with the votes tabulated as follows:
425 FOR and 0 WITHHELD AUTHORITY.

The common and preferred shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal year ending May 31, 2003, with the votes tabulated as follows: 6,765,367 FOR, 54,268 AGAINST and 48,627 ABSTAINING. or the other amendments to the by-laws.